Exhibit 99.3

February 12, 2020

Baron Small Cap Fund

767 5th Ave., 48th floor

New York, NY 10153

Attn: Patrick M. Patalino

Email: ppatalino@baronfunds.com

Re:	Side Letter to Subscription Agreement

Ladies and Gentlemen:

This letter confirms our agreement in connection with the Subscription Agreement (the “Subscription Agreement”) dated as of February 12, 2020 (the “Subscription Agreement”), by and between Act II Global Acquisition Corp. (the “Company”) and Baron Small Cap Fund (“Baron”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement.

In consideration of the foregoing and the mutual premises hereinafter set forth, the parties hereto agree that, substantially concurrent with Closing (but contingent upon receipt by the Company of the funds under the Subscription Agreement), Act II Global LLC will designate, as the sole holder of the Class B ordinary shares of the Company, one individual that has been mutually agreed with Baron Small Cap Fund to serve as a director of the board of directors of the Company. For the avoidance of doubt, for purposes of the Investors Agreement (as defined in the Transaction Agreement), the director designated hereunder shall be appointed pursuant to Act II Global LLC’s right to appoint one of five members of the initial board of directors of Whole Earth Brands, Inc., to be effective as of the closing of the Transaction, and shall have no impact on the Sellers’ rights to appoint directors or otherwise under the Investors Agreement.

This letter shall be governed by and construed under the laws of the State of New York, without giving effect to conflicts of laws principles.

This letter may be executed in two or more counterparts (including, without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

All of the terms and provisions of this letter shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assignees. Neither party shall assign this letter or its rights or obligations hereunder without the prior written consent of the other parties, and any such assignment that is made without such consent shall be void and of no force and effect.

If the foregoing accurately sets forth our understanding, please acknowledge by signing in the space provided below.

[Signature Page Follows]

Very truly yours,

ACT II GLOBAL LLC

		By:	/s/ John Carroll
		Name:	John Carroll
		Title:	Managing Member

Accepted and agreed to as
of the date first written above:

Baron Small Cap Fund

By:	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	General Counsel